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                        SARA LEE CORPORATION AND SUBSIDIARIES

            COMPUTATION OF NET INCOME PER COMMON SHARE         EXHIBIT 11
                         (in millions except per share data)


                                    Thirteen Weeks Ended   Thirteen Weeks Ended
                                     September 26, 1998     September 27, 1997
                                     ------------------     ------------------
                                      Basic     Diluted      Basic     Diluted
                                     -------    -------     -------    -------
EARNINGS:

Net income                           $   338    $   338     $   225    $   225

Less: Dividends on preferred stocks,
   net of tax benefits                    (3)         -          (4)        (1)

   Adjustment attributable to
   ESOP Convertible Preferred Stock        -         (1)          -         (1)
                                     -------    -------     -------    -------

Net Income Available for Common
  Stockholders                       $   335    $   337     $   221    $   223
                                     -------    -------     -------    -------
                                     -------    -------     -------    -------




SHARES:

Weighted Average Shares Outstanding      456        456         478        478

Add: Common Stock Equivalents -

   Stock options                           -          5           -          4

   ESOP Convertible Preferred Stock        -         16           -         17

   Restricted stock and other              -          2           -          2
                                     -------    -------     -------    -------

Adjusted Weighted Average Shares
  Outstanding                            456        479         478        501
                                     -------    -------     -------    -------
                                     -------    -------     -------    -------



NET INCOME PER COMMON SHARE          $  0.73    $  0.70     $  0.46    $  0.44
                                     -------    -------     -------    -------
                                     -------    -------     -------    -------
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